Exhibit (a)(5)(Q)

FOR IMMEDIATE RELEASE
Media Contact Information: Sandy Pound	Investor Contact Information: Rafael Tejada
Phone: 781-622-1223	Phone: 781-622-1356
E-mail: sandy.pound@thermofisher.com	E-mail: rafael.tejada@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Extends the Expiration of Tender Offer for All Outstanding Common Shares and ADSs of Olink

Offer Now Scheduled to Expire at 5:00 p.m., New York Time, on April 30, 2024

WALTHAM, Mass. – March 1, 2024 – Thermo Fisher Scientific Inc. (NYSE: TMO) (“Thermo Fisher”), the world leader in serving science, announced that its wholly owned subsidiary, Orion Acquisition AB (the “Buyer”), has extended the expiration time of the offering period of its previously announced tender offer (the “Offer") to acquire all of the outstanding common shares (“Shares”) and all of the outstanding American Depositary Shares, each representing one Share (“ADSs” and, together with the Shares, the “Offer Securities”), of Olink Holding AB (publ) (“Olink”) for $26.00 per Share and per ADS, in cash.

The Offer is being made pursuant to the Purchase Agreement, dated as of October 17, 2023, by and between Thermo Fisher and Olink.  The Offer is now scheduled to expire at 5:00 p.m., New York time, on April 30, 2024, unless the Offer is extended or earlier terminated.

DNB Markets, a part of DNB Bank ASA, Sweden Branch, the depositary and paying agent for the Offer with respect to the Shares, has advised Thermo Fisher and Buyer that, as of 5:00 p.m., New York time, on February 29, 2024, the last business day prior to the announcement of the extension of the Offer, approximately 84,755,040 Shares have been validly tendered and not properly withdrawn pursuant to the Offer.  The Bank of New York Mellon, the tender agent for the Offer with respect to the ADSs, has advised Thermo Fisher and Buyer that, as of 5:00 p.m., New York time, on February 29, 2024, the last business day prior to the announcement of the extension of the Offer, approximately 33,597,245 ADSs have been validly tendered and not properly withdrawn pursuant to the Offer.  These Shares and ADSs collectively represent approximately 95.2% of the outstanding Shares as of such time.

Olink shareholders who have already tendered their Shares or ADSs of Olink do not have to re-tender their Shares or ADSs or take any other action as a result of the extension of the expiration time of the Offer.

Completion of the Offer remains subject to the conditions described in the tender offer statement on Schedule TO, as amended and supplemented from time to time, filed by Thermo Fisher with the U.S. Securities and Exchange Commission on October 31, 2023.

Requests for copies of the Offer to Purchase (as amended or supplemented from time to time), the ADS letter of transmittal and the acceptance form for Shares (including the instructions attached thereto) and other Offer materials may be directed to the call service of Georgeson LLC at +1-866-821-2550 (U.S. toll-free), +1-781-222-0033 (outside U.S. & Canada) or +46-846-007-389 (Sweden), or via email at olink@georgeson.com. A copy of these documents may be obtained at the website maintained by the SEC at www.sec.gov.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue over $40 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, increasing productivity in their laboratories, improving patient health through diagnostics or the development and manufacture of life-changing therapies, we are here to support them. Our global team delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services, Patheon and PPD. For more information, please visit www.thermofisher.com.

Forward-looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed acquisition, may not materialize as expected; the proposed acquisition not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Olink’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed acquisition; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings”, and in any subsequent documents Thermo Fisher files or furnishes with the SEC, and in Olink’s Annual Report on Form 20-F and subsequent interim reports on Form 6-K, which are on file with the SEC and available in the “Investor Relations” section of Olink’s website, https://investors.olink.com/investor-relations, under the heading “SEC Filings”, and in any subsequent documents Olink files or furnishes with the SEC. While Thermo Fisher or Olink may elect to update forward-looking statements at some point in the future, Thermo Fisher and Olink specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Olink’s views as of any date subsequent to today.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares or American Depositary Shares of Olink or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or the Buyer has filed with the SEC. The terms and conditions of the tender offer are published in, and the offer to purchase common shares and American Depositary Shares of Olink is made only pursuant to, the offer document and related offer materials prepared by Thermo Fisher and the Buyer and is filed with the SEC in a tender offer statement on Schedule TO. In addition, Olink has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, AN ADS LETTER OF TRANSMITTAL, ACCEPTANCE FORM FOR SHARES AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF OLINK ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY, AND NOT THIS DOCUMENT, GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES AND AMERICAN DEPOSITARY SHARES.

The tender offer materials, including the offer to purchase, the related ADS letter of transmittal and acceptance form for shares and certain other tender offer documents, and the solicitation/recommendation statement and other documents filed with the SEC by Thermo Fisher or Olink, may be obtained free of charge at the SEC's website at www.sec.gov, at Olink’s website https://investors.olink.com/investor-relations, at Thermo Fisher's website at www.thermofisher.com or by contacting Thermo Fisher's investor relations department at 781-622-1111. In addition, Thermo Fisher's tender offer statement and other documents it will file with the SEC will be available at https://ir.thermofisher.com/investors.

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